Exhibit 99.1

ACCELRYS ANNOUNCES SECOND QUARTER ENDED JUNE 30, 2011

FINANCIAL RESULTS

San Diego, August 8, 2011 — Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for the fiscal quarter ended June 30, 2011. Non-GAAP revenue for the quarter ended June 30, 2011 increased $16.9 million to $36.7 million from $19.8 million for the same quarter of the previous year, or an increase of 86%. Non-GAAP revenue for the six months ended June 30, 2011 increased $35.6 million to $76.2 million from $40.5 million for the same period of the previous year, or an increase of 88%.

Non-GAAP net income was $4.4 million, or $0.08 per diluted share, for the quarter ended June 30, 2011 compared to non-GAAP net income of $0.9 million, or $0.03 per diluted share, for the same quarter of the previous year. Non-GAAP net income was $9.1 million, or $0.16 per diluted share, for the six months ended June 30, 2011 compared to non-GAAP net income of $0.6 million, or $0.02 per diluted share, for the same period of the previous year.

Non-GAAP free cash flow was $6.9 million for the quarter ended June 30, 2011 compared to non-GAAP free cash flow of $1.2 million for the same quarter of the previous year. Non-GAAP free cash flow was $16.0 million for the six months ended June 30, 2011 compared to non-GAAP free cash flow of $0.5 million for the same period of the previous year.

The GAAP results for the three and six months ended June 30, 2011 were impacted by the business combination accounting associated with the Symyx Technologies, Inc. (“Symyx”) merger completed on July 1, 2010 and the acquisition of Contur Industry Holding AB and Contur Software AB (collectively, “Contur”) on May 19, 2011, and by other nonrecurring acquisition-related and restructuring costs. GAAP revenue, operating loss, and net loss for the three and six months ended June 30, 2011 were affected by fair value adjustments to deferred revenue ($3.0 million and $7.8 million, respectively). GAAP operating loss was additionally affected by business consolidation and restructuring costs ($2.3 million and $4.0 million, respectively) and purchased intangible asset amortization ($4.4 million and $8.9 million, respectively). In addition to the aforementioned items, GAAP net loss was also impacted by additional purchased intangible asset amortization ($0.6 million and $1.2 million, respectively) and fair value adjustments to deferred royalty income ($0.2 million and $0.4 million, respectively).

GAAP revenue for the quarter ended June 30, 2011 increased $14.0 million to $33.7 million from $19.8 million for the same quarter of the previous year, or an increase of 71%. GAAP revenue for the six months ended June 30, 2011 increased $27.8 million to $68.3 million from $40.5 million for the same period of the previous year, or an increase of 69%.

GAAP net loss was ($4.5) million or ($0.08) per diluted share, for the quarter ended June 30, 2011 compared to GAAP net loss of ($1.6) million, or ($0.06) per diluted share, for the same quarter of the previous year. GAAP net loss was ($10.2) million or ($0.18) per diluted share, for the six months ended June 30, 2011 compared to GAAP net loss of ($4.0) million, or ($0.14) per diluted share, for the same period of the previous year.

“As we mark a key milestone, the first anniversary of the Symyx merger, we are pleased that we have achieved our key objectives for the past twelve months,” said Max, Carnecchia, president and CEO of Accelrys. “We have realized significant operating synergies, created an integrated product roadmap, integrated our key products and our field organization. As a result, we are the leading pure-play software vendor in our market and are significantly more profitable than the two pre-merger standalone organizations.”

Recent Business Highlights:

•

Acquired Contur Software AB, an emerging leader in cost-effective electronic laboratory notebook (ELN) software solutions which enable scientific organizations to document their research and development processes and to capture their intellectual property.

•

Enhanced Symyx Notebook by Accelrys by making improvements to product performance and administration, and adding template migration capabilities. This important capability reduces the overhead costs and administration associated with deployment in downstream development environments, reducing the time to productivity for end users, and significantly reducing the risk of non-compliance in regulated environments for our customers.

•

Announced the new Accelrys Partner Program, building on the recently announced Accelrys Enterprise R&D Architecture. The new multi-tiered program offers expanded capabilities and business opportunities for commercial and academic partners engaged in selling, implementing and integrating Accelrys software, enabling them to deliver new scientific algorithms and research tools on the Pipeline Pilot platform, expanding and diversifying the breadth of science embedded in Accelrys technology.

Calendar Year 2011 Outlook

For the year ending December 31, 2011, the Company expects non-GAAP revenue to be between $152 million and $155 million, and non-GAAP diluted earnings per share to be between $0.32 and $0.34 per diluted share on fully diluted weighted average shares outstanding of 56.2 million and using an effective tax rate of 40%.

Non-GAAP Financial Measures:

This press release describes financial measures for revenue, operating income, net income and net income per diluted share that exclude deferred revenue fair value adjustments, stock-based compensation expense, purchased intangible assets amortization, business consolidation, transaction and restructuring costs, non-GAAP income tax adjustments and royalty income fair value adjustments. These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles.

Management believes these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies and insight into the Company’s ongoing operating performance. Further, management and the Board of Directors utilize these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

For additional information on the items excluded by the Company from its non-GAAP financial measures please refer to the Form 8-K regarding this release that was furnished today to the Securities and Exchange Commission.

The following table contains a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures (unaudited, amounts in thousands, except per share amounts, including footnotes):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
GAAP revenue	$33,726	$19,761	$68,326	$40,520
Deferred revenue fair value adjustment[1]	2,968	—	7,839	—

Non-GAAP revenue	$36,694	$19,761	$76,165	$40,520

GAAP Operating loss	$(6,390)	$(1,223)	$(13,877)	$(3,770)
Deferred revenue fair value adjustment[1]	2,968	—	7,839	—
Business consolidation, transaction and restructuring costs[2]	2,323	1,686	3,968	2,392
Stock-based compensation expense[3]	1,404	1,136	2,684	2,153
Purchased intangible asset amortization[4]	4,431	41	8,862	82

Non-GAAP Operating income	$4,736	$1,640	$9,476	$857

GAAP Net loss	$(4,520)	$(1,582)	$(10,234)	$(3,956)
Deferred revenue fair value adjustment[1]	2,968	—	7,839	—
Business consolidation, transaction and restructuring costs[2]	2,323	1,686	3,968	2,392

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Stock-based compensation expense[3]	1,404	1,136	2,684	2,153
Purchased intangible asset amortization[4]	5,022	41	10,044	82
Royalty income fair value adjustment[5]	200	—	403	—
Income tax[6]	(2,979)	(377)	(5,598)	(61)

Non-GAAP Net income	$4,418	$904	$9,106	$610

GAAP Diluted net loss per share	$(0.08)	$(0.06)	$(0.18)	$(0.14)
Deferred revenue fair value adjustment[1]	0.05	—	0.14	—
Business consolidation, transaction and restructuring costs[2]	0.04	0.06	0.07	0.08
Stock-based compensation expense[3]	0.03	0.04	0.05	0.08
Purchased intangible asset amortization[4]	0.09	—	0.18	—
Royalty income fair value adjustment[5]	—	—	0.01	—
Income tax[6]	(0.05)	(0.01)	(0.10)	—

Non-GAAP Diluted net income per share[7]	$0.08	$0.03	$0.16	$0.02

Weighted average shares used to compute net income (loss) per share
Basic	55,424	27,821	55,474	27,760
Diluted	56,050	28,271	56,269	28,144

[1]

Deferred revenue fair value adjustment relates to our merger with Symyx and acquisition of Contur, and adds back the impact of writing down the acquired historical deferred revenue to fair value as required by purchase accounting guidance.

[2]

Business consolidation, transaction and restructuring costs are included in the business consolidation, transaction and restructuring costs line in our condensed consolidated statements of operations and consist of accounting, legal and other fees incurred in connection with our acquisition activities, including our merger with Symyx and acquisition of Contur, as well as integration costs , comprised primarily of consultant and employee related costs incurred during integration and transition periods. Also included are acquisition related contingent compensation costs related to the Contur acquisition as well as lease obligation exit costs, facility closure costs and severance and other related costs incurred in connection with the various restructuring activities commenced by the Company.

[3]	Stock-based compensation expense is included in our condensed consolidated statements of operations as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Cost of revenue	$53	$52	$137	$130
Product development	234	237	467	462
Sales and marketing	465	346	885	634
General and administrative	557	501	1,143	927
Business consolidation, transaction and restructuring costs	95	—	52	—

Total stock-based compensation expense	$1,404	$1,136	$2,684	$2,153

[4]	Purchased intangible asset amortization is included in our condensed consolidated statements of operations as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Amortization of completed technology	$2,037	$41	$4,074	$82
Purchased intangible asset amortization	2,394	—	4,788	—
Royalty and other income (expense), net	591	—	1,182	—

Total purchased intangible amortization expense	$5,022	$41	$10,044	$82

[5]	Royalty income fair value adjustment relates to our merger with Symyx, and adds back the impact of writing down acquired deferred royalty income to fair value as required in purchase accounting.
[6]

Income tax adjustments relate to adjusting our non-GAAP operating results to reflect an effective tax rate of 40% that would be applied if the Company was in a taxable income position and was not able to utilize its net operating loss carryforwards. The income tax adjustment also excludes any impact of a release of our valuation allowance against deferred tax assets. We have restated prior year amounts to include this income tax adjustment to conform to current period presentation.

[7]	Earnings per share amounts for the six months ended June 30, 2011 do not add due to rounding.

Conference Call Details:

At 5:00 p.m. ET, August 8, 2011, Accelrys will conduct a conference call to discuss its financial results. To participate, please dial (866) 309-0459 (+ (937) 999-3232 outside the United States) and enter the access code, 88433265, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.

A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing (855) 859-2056 (+1 (404) 537-3406 outside the United States) and entering access code, 88433265, beginning 8:00 p.m. ET on August 8, 2011 through 11:59 p.m. ET on September 8, 2011.

About Accelrys:

Accelrys (NASDAQ:ACCL), a leading scientific enterprise R&D software and services company, supports industries and organizations that rely on science as a differentiator. Accelrys’ Enterprise Research & Development Architecture, built on the industry-leading Pipeline Pilot™ platform, provides a broad, flexible scientific solution optimized to integrate the diversity of science, experimental processes and information requirements across the research, development, process scale-up and early manufacturing phases of product development. Through its Enterprise R&D Architecture and market-leading electronic laboratory notebooks (ELNs), Accelrys enables scientific innovators to access, organize, analyze and share data in unprecedented ways, enhancing innovation, improving productivity and compliance, reducing costs and speeding time from lab to market.

Headquartered in San Diego, Calif., Accelrys has more than 1,300 customers in the pharmaceutical, biotechnology, energy, chemicals, aerospace, consumer packaged goods and industrial products industries and employs approximately 150 full-time Ph.D. scientists. For more information about Accelrys, visit www.accelrys.com.

Forward-Looking Statements:

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, including, but not limited to, statements relating to the Company’s expected non-GAAP revenue and diluted earnings per share for the year ending December 31, 2011 and statements relating to the Company’s long-term prospects and execution of its strategic plans, are forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks that the Company will not achieve its expected non-GAAP revenue or diluted earnings per share for the year ending December 31, 2011 and/or that the Company will not successfully execute its strategic plans, in each case due to, among other possibilities, an inability to withstand negative conditions in the global economy or a lack of demand for or market acceptance of the Company’s products. Additional risks and uncertainties faced by the Company are contained from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Transition Report on Form 10-KT for the nine month transition period ended December 31, 2010 and its quarterly reports on Form 10-Q and current reports on Form 8-K. Collectively, these risks and uncertainties could cause the Company’s actual results to differ materially from those projected in its forward-looking statements, and the Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Accelrys, Inc.

Michael A. Piraino

Executive Vice President &

Chief Financial Officer

858-799-5200

Investor Relations

MKR Group

Charles Messman or Todd Kehrli

323-468-2300

accl@mkr-group.com

ACCELRYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue
License and subscription revenue	$18,587	$15,401	$38,067	$31,306
Maintenance on perpetual licenses	8,581	2,352	16,395	5,012
Content	4,272	—	8,320	—
Professional services and other	2,286	2,008	5,544	4,202

Total revenue	33,726	19,761	68,326	40,520

Cost of revenue:
Cost of revenue	8,566	3,955	18,215	7,567
Amortization of completed technology	2,037	41	4,074	82

Total cost of revenue	10,603	3,996	22,289	7,649

Gross profit	23,123	15,765	46,037	32,871
Operating expenses:
Product development	8,402	3,982	16,937	8,394
Sales and marketing	12,339	8,740	25,828	20,444
General and administrative	3,960	2,580	8,341	5,411
Business consolidation, transaction and restructuring costs	2,418	1,686	4,020	2,392
Purchased intangible asset amortization	2,394	—	4,788	—

Total operating expenses	29,513	16,988	59,914	36,641

Operating loss	(6,390)	(1,223)	(13,877)	(3,770)
Royalty and other income (expense), net	1,837	(134)	4,117	160

Loss before taxes	(4,553)	(1,357)	(9,760)	(3,610)
Income tax expense (benefit)	(33)	225	474	346

Net loss	$(4,520)	$(1,582)	$(10,234)	$(3,956)

Basic and diluted net loss per share	$(0.08)	$(0.06)	$(0.18)	$(0.14)
Weighted average shares used to compute net loss per share	55,424	27,821	55,474	27,760

ACCELRYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2011	December 31, 2010
	(unaudited)	(audited)
Assets
Cash, cash equivalents, and marketable securities[1]	$150,799	$141,052
Trade receivables, net	22,079	29,489
Long-term investments	19,333	18,510
Other assets, net[2]	177,577	174,231

Total assets	$369,788	$363,282

Liabilities and stockholders’ equity
Current liabilities, excluding deferred revenue	28,386	36,846
Total deferred revenue[3]	93,522	67,459
Noncurrent liabilities, excluding deferred revenue[4]	11,861	11,331
Total stockholders’ equity	236,019	247,646

Total liabilities and stockholders’ equity	$369,788	$363,282

[1]

Cash, cash equivalents, and marketable securities consist of the following line items in our consolidated balance sheet: Cash and cash equivalents; Marketable securities; Marketable securities, net of current portion; and Restricted cash

[2]

Other assets, net, consists of the following line items in our consolidated balance sheet: Prepaid expenses, deferred tax assets and other current assets; Property and equipment, net; Goodwill; Purchased intangible assets, net; and Other assets.

[3]	Total deferred revenue consists of the following line items in our consolidated balance sheet: Current portion of deferred revenue; and Deferred revenue, net of current portion
[4]

Noncurrent liabilities, excluding deferred revenue consists of the following line items in our consolidated balance sheet: Accrued income tax; Accrued restructuring charges, net of current portion; and Lease-related liabilities, net of current portion